Exhibit 1.1

Securities Purchase Agreement
Dated November 21, 2008
between
USG Corporation
and
Berkshire Hathaway inc.

-i-

TABLE OF CONTENTS
(CONTINUED)

-ii-

LIST OF ANNEXES

ANNEX A:	DESCRIPTION OF NOTES

ANNEX B:	DESCRIPTION OF DEBT SECURITIES

ANNEX C:	FORM OF REGISTRATION RIGHTS AGREEMENT

-iii-

INDEX OF DEFINED TERMS

Location of
Term	Definition
Affiliate	5.8(b)
Agreement	Preamble
Bank Facilities	3.8
Bankruptcy Exceptions	2.1(e)(i)
business day	1.3
Closing	1.2(a)
Closing Date	1.2(a)
Commission	5.8(d)
Common Stock	2.1(b)
Company	Preamble
Conversion Amendments	3.8
DOJ	3.9
Exchange Act	5.8(d)
Fairfax	Recital B
Fairfax Purchase Agreement	Recital B
Fairfax Transaction	Recital B
FTC	3.9
GAAP	2.1(f)(i)
HSR Act	3.9
Governmental Entities	1.2(c)
Indenture	1.2(e)(ii)
Investor	Preamble
Investor Material Adverse Effect	2.2(b)(ii)
Issuance Notice	3.10(a)
Material Adverse Effect	5.8(c)
Notes	Recital A
NYSE	3.3
Permitted Transferee	5.9
Preferred Stock	2.1(b)
Previously Disclosed	5.8(d)
Purchase	1.1
Purchase Notice	3.10(b)
Registration Rights Agreement	1.2(e)(v)
RSUs	2.1(b)
SEC Reports	5.8(d)
Securities Act	2.1(a)
Shareholder Approval	2.1(e)(i)
Shares	2.1(d)
Significant Subsidiary; Significant Subsidiaries	2.1(a)

-iv-

Location of
Term	Definition
subsidiary	5.8(a)
Transaction Documents	5.8(e)
Transfer	4.1

-v-

          Securities Purchase Agreement, dated November 21, 2008 (this "Agreement"), between USG Corporation, a Delaware corporation (the “Company”), and Berkshire Hathaway Inc., a Delaware corporation (the “Investor”).
Recitals:
          A. The Issuance. The Company desires to issue and sell and the Investor desires to purchase Contingent Convertible Promissory Notes of the Company in an aggregate principal amount of Three Hundred Million Dollars ($300,000,000) with terms as described in Annex A and Annex B hereto (as amended or otherwise modified from time to time, together with any promissory note or notes issued in exchange therefor or in substitution thereof, the “Notes”).
          B. Fairfax Purchase Agreement. Concurrently with the execution and delivery of this Agreement, the Company and Fairfax Financial Holdings Limited (“Fairfax”) are executing and delivering a Securities Purchase Agreement (the “Fairfax Purchase Agreement”) substantially in the form of this Agreement, pursuant to which Fairfax agrees to purchase, and the Company agrees to issue and sell, concurrently with the Closing (as defined below), Contingent Convertible Promissory Notes of the Company in an aggregate principal amount of One Hundred Million Dollars ($100,000,000) (the “Fairfax Transaction”).
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
Purchase; Closing
     1.1 Purchase. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, at the Closing (as hereinafter defined), the Notes in an aggregate principal amount of Three Hundred Million Dollars ($300,000,000) for an aggregate purchase price (the “Purchase Price”) of Three Hundred Million Dollars ($300,000,000) (the “Purchase”).
     1.2 Closing.
               (a) On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) will take place at the offices of Jones Day, located at 77 West Wacker, Chicago, Illinois 60601, at 11:00 a.m., New York time, on November 26, 2008, or as soon as practicable thereafter, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
               (b) Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.2, at the Closing, the Company will deliver to Investor the Notes through the facilities of the Depository Trust Company, bearing appropriate legends as hereinafter provided for, in exchange for payment in full of the aggregate purchase price therefor by wire transfer of immediately available United States funds to a bank account that has been designated by the Company at least one (1) business day prior to the Closing Date.
     (c) The respective obligations of each of the Investor and the Company to consummate the Purchase are subject to the fulfillment (or waiver by the Investor and the Company, as applicable) prior to the Closing of the condition that (i) any approvals or authorizations of all United States governmental or regulatory authorities and governmental or regulatory authorities of any state, municipality or other political subdivision thereof (collectively, “Governmental Entities”), the absence of which would reasonably be expected to make the Purchase unlawful, shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the purchase and sale of the Notes.
     (d) The obligation of the Company to consummate the Closing is also subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:
                    (i) (A) the representations and warranties of the Investor set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not be reasonably likely to have an Investor Material Adverse Effect and (B) the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and
                    (ii) the Company shall have received the Purchase Price.
     (e) The obligation of the Investor to consummate the Closing is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:
                    (i) (A) the representations and warranties of the Company set forth in Section 2.1 of this Agreement shall be true and correct as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;
                    (ii) an Indenture for debt securities containing the terms provided in Annex B hereto and a Supplemental Indenture containing the terms provided in

Annex A hereto (together, the “Indenture”) shall have been duly authorized, executed and delivered by the Company and the Trustee named therein, and shall constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by the Bankruptcy Exceptions; and
                    (iii) the Company shall have issued and delivered authenticated Notes to the Investor or its designee(s) through the facilities of the Depository Trust Company;
                    (iv) the Fairfax Transaction shall have been consummated concurrently with the Closing; and
                    (v) the Company shall have duly executed and delivered to the Investor or its designee(s) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form of Annex C, which Registration Rights Agreement amends and restates in its entirety the Registration Rights Agreement, dated as of January 30, 2006, between the Company and the Investor.
     1.3 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean a business day in the City of New York.
     1.4 Certain Matters Relating to Representations and Warranties. Each party acknowledges that it is not relying upon any representation or warranty not set forth in the Transaction Documents. The Investor acknowledges that it has had an opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its subsidiaries, including an opportunity to ask such questions of management (for which it has received such answers) and to review such information maintained by the Company, in each case as the Investor considers sufficient for the purpose of making the Purchase. The Investor further acknowledges that it has had such an opportunity to consult with its own counsel, financial and tax advisers and other professional advisers as it believes is sufficient for purposes of the Purchase.
ARTICLE II
Representations and Warranties
     2.1 Representations and Warranties of the Company. Except as Previously Disclosed (as defined in Section 5.8(d)), the Company represents and warrants to the Investor that as of the date hereof and as of the Closing Date (or such other date specified herein):
               (a) Organization, Authority and Significant Subsidiaries. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not be reasonably likely to have a Material Adverse Effect (as defined in Section 5.8(c)), has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) (individually a “Significant Subsidiary” and collectively the “Significant Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.
               (b) Capitalization. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which an aggregate of 99,153,616 shares of common stock, par value $0.10 per share, of the Company (including the preferred stock purchase rights with respect thereto, the “Common Stock”) were issued and outstanding as of the close of business on November 15, 2008, and (ii) 36,000,000 shares of preferred stock, par value $1.00 per share, of which none were issued and outstanding as of the close of business on November 15, 2008. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of November 15, 2008, the Company had outstanding stock options to purchase 2,468,653 shares of Common Stock, restricted stock units with respect to 491,457 shares of Common Stock and performance shares with respect to 216,880 shares of Common Stock. Including shares subject to the outstanding stock options, restricted stock units and performance shares, 4,776,294 shares of Common Stock are reserved for future issuance pursuant to the Company’s stock incentive plans. As of November 15, 2008, there were outstanding 6,211.7242 deferred stock units held by directors of the Company that may be settled in cash or shares of Common Stock, at the directors’ option, following their termination of Board services. In addition, under the Company’s Stock Compensation Program for Non-Employee Directors, the Company’s ten non-employee directors are each entitled to receive on December 31 of each year a lump sum cash grant of $80,000 or, at their option, an equivalent amount in shares of Common Stock. With respect to the payment to be made under that program on December 31, 2008, as of the date hereof, four directors have elected to defer receipt of that grant into deferred stock units. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company and, except as set forth in this paragraph, no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company. Except as set forth above, pursuant to the Company’s Stockholder Rights Plan, approved by the board of directors of the Company on December 21, 2006, and those reserved for issuance upon conversion of the Notes or the Contingent Convertible Promissory Notes of the Company issued pursuant to the Fairfax Transaction, as of the date of this Agreement, there are no shares of Common Stock reserved for issuance, the Company does not have outstanding any securities providing the holder the right to acquire Common Stock, and the Company does not have any commitment to authorize, issue or sell any Common Stock. Since November 15, 2008, the Company has not issued any shares of Common Stock, stock options, restricted stock units or performance shares, other than shares of Common Stock issued upon the exercise of stock options, or delivered under restricted stock units or performance shares.
               (c) Authorization of the Indenture. The Indenture has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the same may be limited by the Bankruptcy Exceptions.
               (d) The Notes and Shares. The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the Investor, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture. Upon obtaining shareholder approval for the conversion of the Notes into shares of Common Stock issuable upon such conversion (the “Shares”), the Shares will be duly authorized and reserved for issuance upon conversion of the Notes and when so issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture will be validly issued, fully paid and non-assessable.
               (e) Authorization, Enforceability.
                    (i) The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (as defined in Section 5.8(e)) and to carry out its obligations hereunder and thereunder (which includes the issuance of the Notes and, upon obtaining shareholder approval of the issuance of Common Stock upon the conversion of the Notes (the “Shareholder Approval”), Shares). The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and, except for the Shareholder Approval, no further approval or authorization is required on the part of the Company. This Agreement and the other Transaction Documents are or will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity ("Bankruptcy Exceptions").
                    (ii) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any subsidiary under any of the terms, conditions or provisions of (A) its restated certificate of incorporation or amended and restated by-laws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any subsidiary is a party or by which it or any subsidiary may be bound, or to which the Company or any subsidiary or any of the properties or assets of the Company or any subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect.
                    (iii) Other than any current report on Form 8-K required to be filed with the SEC in connection with the transactions contemplated hereby and the Fairfax Transaction and such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Purchase except for any such notices, filings, exemptions reviews, authorizations, consents and approvals the failure of which to make or obtain would not be reasonably likely to have a Material Adverse Effect.
               (f) Company Financial Statements.
                    (i) The consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports (as defined in Section 5.8(d)) filed prior to the Closing, present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be noted therein).

                    (ii) Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants as required by the Exchange Act and the rules and regulations of the Commission and the Public Company Accounting Oversight Board.
               (g) No Material Adverse Effect. Since December 31, 2007, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.
               (h) Reports.
                    (i) Since December 31, 2007, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act.
                    (ii) The SEC Reports filed by the Company prior to the Closing, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents, when they became effective or were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
               (i) No Material Actions or Proceedings. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the Indenture or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (j) No Stamp or Transfer Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Notes.
               (k) No Limitation on Subsidiary Dividends. No Significant Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company.

               (l) Company Not an “Investment Company.” The Company is not, and after giving effect to the sale of the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     2.2 Representations and Warranties of the Investor. The Investor, hereby represents and warrants to the Company that as of the date hereof and the Closing Date:
               (a) Status. The Investor has been duly organized and is validly existing as a corporation under the laws of Delaware.
               (b) Authorization, Enforceability.
                    (i) The Investor has the power and authority, corporate or otherwise, to execute and deliver this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor or any other party for such authorization to be effective. This Agreement and the Registration Rights Agreement are or will be valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.
                    (ii) The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by the Investor with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have an Investor Material Adverse Effect. “Investor Material Adverse Effect” means a material adverse effect on the ability of the Investor to consummate the Purchase and the other transactions contemplated by this Agreement.
                    (iii) Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any

Governmental Entity is required to be made or obtained by the Investor in connection with the consummation by the Investor of the Purchase except for (A) an amendment to the Investor’s Schedule 13D and (B) any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have an Investor Material Adverse Effect.
                    (iv) To the extent the Investor transfers its rights to one or more of its Permitted Transferees at or prior to Closing, the representations and warranties in this Section 2.3(b) shall be deemed to also be made by the Investor in respect of each such Permitted Transferee.
               (c) Ownership. As of the date hereof, the Investor and its subsidiaries beneficially own in the aggregate 17,072,192 shares of Common Stock of the Company.
ARTICLE III
Covenants
     3.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.
     3.2 Expenses. Unless otherwise provided in the Registration Rights Agreement, the Company shall reimburse the Investor for all reasonable costs and expenses incurred by the Investor or on its behalf in connection with the transactions contemplated under the Transaction Documents, including reasonable fees and expenses of counsel of the Investor; provided, that such amounts shall not exceed One Hundred and Twenty-Five Thousand Dollars ($125,000).
     3.3 Sufficiency of Authorized Common Stock. During the period from the date the Company obtains the Shareholder Approval until the earlier of the date on which the Notes are converted to Common Stock of the Company or the Notes are repaid, the Company shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of shares of authorized and unissued Common Stock to effectuate such conversion. Nothing in this Section 3.3 shall preclude the Company from satisfying its obligations in respect of the conversion of the Notes by delivery of shares of Common Stock which are held in the treasury of the Company. As soon as practicable following the Closing, the Company shall, at its expense, cause the Shares to be listed on the New York Stock Exchange (“NYSE”) at the time they become freely transferable in the public market under the Securities Act, subject to official notice of issuance, and shall maintain such listing on the NYSE for so long as any Common Stock is listed on the NYSE and any Notes are outstanding.

     3.4 Certain Notifications Until Closing. From the date of this Agreement until the Closing, each party shall promptly notify the other party of (i) any fact, event or circumstance of which it is aware and which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect and (ii) except as Previously Disclosed, any fact, circumstance, event, change, occurrence, condition or development of which it is aware and which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect or an Investor Material Adverse Effect, as the case may be; provided, however, that delivery of any notice pursuant to this Section 3.4 shall not limit or affect any rights of or remedies available to the other party.
     3.5 Shareholder Approval of Conversion. As promptly as reasonably practicable following the Closing, the Company, acting through its board of directors shall, in accordance with applicable law and its restated certificate of incorporation and amended and restated bylaws, duly call, give notice of, convene and hold a meeting of the holders of Common Stock of the Company to consider and vote upon the authorization of the issuance of Common Stock of the Company upon the exercise of conversion rights under the Notes.
     3.6 Voting Agreement. The Investor agrees that as long as any Notes are outstanding and until the Company obtains the Shareholder Approval, or such Shareholder Approval is no longer required for the conversion of all of the Notes, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, and in any action by written consent of the stockholders of the Company, the Investor will, and will cause each of its subsidiaries to, vote all of the shares of the Company’s Common Stock now or hereafter beneficially owned by the Investor or a subsidiary of the Investor in favor of the authorization of the issuance of Common Stock upon the exercise of conversion rights under the Notes. The Investor and the Company agree that this Section 3.6 amends and supersedes Section 3(b) of the Shareholder’s Agreement, dated as of January 30, 2006, between the Investor and the Company with respect to voting upon the authorization of the issuance of Common Stock upon the exercise of conversion rights under the Notes.
     3.7 Treatment of Interest on the Notes. The parties agree that, for United States federal income tax purposes, (i) interest on the Notes shall be treated as being paid with respect to a debt instrument that provides for an alternate payment schedule (or schedules) within the meaning of Treasury Regulation Section 1.1272-1(c); (ii) the payment schedule that provides for payment of interest at the rate of ten percent (10%) per year shall be treated as the payment schedule that is significantly more likely than not to occur; and (iii) interest shall be computed and reported for such purposes based on the payment schedule providing for the payment of interest at ten percent (10%) per year, subject to such subsequent adjustments as may be required by such section of the regulations.
     3.8 Amendment of Credit Agreement. As promptly as practicable following the Closing, the Company shall either (i) solicit in good faith the Conversion Amendments from the lenders under, or (ii) terminate (a) the Credit Agreement dated September 9, 2008 among the

Company, JP Morgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto and (b) the Amended and Restated Credit Agreement dated as of July 31, 2007 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and the other lenders party thereto ((a) and (b) together, the “Bank Facilities”). “Conversion Amendments” shall mean all amendments to the terms of the Bank Facilities required in order to provide that a conversion by Investor and its Permitted Transferees of all of their Notes into common stock of the Company, taken alone (taking into account ownership of other equity securities of the Company by such Investor and its subsidiaries), shall not constitute a “change in control” or “change of control” or similar event, however designated, or a consent, waiver or acknowledgment from the agent and applicable lenders that such conversion would not constitute a “change in control,” “change of control” or similar event under such agreements.
     3.9 Regulatory Matters. Following the Closing, in connection with the conversion of the Notes to the extent required by applicable law, the Company and the Investor shall, as promptly as reasonably practicable following the Company’s receipt of a request from the Investor, (i) make any required filing with the U.S. Federal Trade Commission (“FTC”), Department of Justice (“DOJ”) and any other Governmental Entity required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable law with respect to such conversion of the Notes, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to such conversion of the Notes and (iii) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of the Company and the Investor shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law or which is otherwise requested by the FTC or DOJ or other Governmental Entity and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other Governmental Entity.
     3.10 Participation Rights. For so long as the Investor owns Notes, within two business days from any date on which the Company sells shares of its Common Stock representing at least one percent (1%) of the number of the Company’s fully-diluted shares of Common Stock then outstanding (or any securities convertible into, exchangeable for or linked to its Common Stock), including for purposes of this one percent (1%) calculation any other shares of Common Stock sold during the six-month period preceding the date of the notice reference in Section 3.10(a), the Company shall offer an amount of Common Stock (or such other securities) to the Investor in accordance with the following provisions:
               (a) The Company shall deliver a notice (“Issuance Notice”) to the Investor stating (i) the number of shares of Common Stock (or other securities) that were sold, and (ii) the price and terms, if any, upon which it sold such Common Stock (or other securities).

               (b) By written notification (“Purchase Notice”) received by the Company within five business days after receipt of the Issuance Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of Common Stock (or other securities) sold which equals the proportion that the number of shares of Common Stock then held by the Investor (either directly or indirectly by the Investor’s right to convert Company securities into Common Stock) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities as of the date of the Issuance Notice). Such Purchase Notice shall set forth the exact amount of Common Stock (or other securities) that the Investor wishes to purchase and shall constitute the Investor’s binding offer to purchase such Common Stock (or other securities). The failure of the Investor to deliver a Purchase Notice within the foregoing five day period shall be deemed to be a waiver of its right to participate in the offering of Common Stock (or other securities) described by such Issuance Notice.
               (c) The closing of the sale of such Common Stock shall be held at the time and place as the parties shall agree.
               (d) The right to participate in this Section 3.10 shall not be applicable to the issuance or sale of (i) any shares of Common Stock issued or issuable to officers, directors, employees or consultants to or of the Company pursuant to employee benefit plans, stock option agreements, restricted stock awards, warrants or similar arrangements; (ii) any shares of Common Stock issued or issuable pursuant to a strategic partnership relationship or the acquisition of all or part of another corporation or other entity by merger, reorganization or otherwise; (iii) any shares of Common Stock issued or issuable pursuant to a joint venture or research, development or product distribution agreement with another corporation; and (iv) any shares of Common Stock issued or issuable in connection with any equipment leasing, bank financing transactions or to vendors of the Company.
ARTICLE IV
Additional Agreements
     4.1 Transfer Restrictions. The Notes are, and the Shares will be when issued, restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, the Investor shall not, directly or through others, offer or sell the Notes or any Shares except pursuant to a registration statement or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any Transfer of the Notes or Shares other than pursuant to an effective registration statement, the Investor shall notify the Company of such Transfer and the Company may require the Investor to provide, prior to such Transfer, such evidence that the Transfer will comply with the Securities Act (including written representations and an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any securities that are to be transferred in contravention of this Agreement. “Transfer” means (i) any direct or indirect transfer, sale, assignment, pledge, conveyance, hypothecation, other encumbrance or disposal of the Notes by the Investor or its Permitted Transferee or (ii) any lending, hypothecation or permitting of any custodian to lend or hypothecate any of the Notes or Shares by the Investor or its Permitted Transferee.
     4.2 Purchase for Investment. The Investor acknowledges that the Notes and the Shares have not been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the Notes pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of the Notes or any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of making the Purchase, (iv) is able to bear the economic risk of the Purchase and at the present time is able to afford a complete loss of such investment and (v) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).
     4.3 Legend. The Investor agrees that the Notes will bear a legend substantially to the following effect:
“THIS NOTE AND THE SECURITIES ISSUEABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED NOVEMBER 21, 2008, BETWEEN THE ISSUER OF THIS NOTE AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”
In the event that (i) the Notes or any Shares become registered under the Securities Act or (ii)

Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall (subject to the receipt of any evidence reasonably required by the Company) issue new certificates or other instruments representing such Note or Shares, which shall not contain such portion of the above legend that is no longer applicable; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.
ARTICLE V
Miscellaneous
     5.1 Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by either the Investor or the Company if the Closing shall not have occurred by the 30th calendar day following the date of this Agreement; provided, however, that in the event the Closing has not occurred by such 30th calendar day, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such 30th calendar day and not be under any obligation to extend the term of this Agreement; provided, further, that the right to terminate this Agreement under this Section 5.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;
               (b) by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
               (c) by the Investor in the event that either the Company or Fairfax shall have terminated the Fairfax Purchase Agreement; or
               (d) by the mutual written consent of the Investor and the Company.
In the event of termination of this Agreement as provided in this Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of this Agreement.
     5.2 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer of a duly authorized representative of each party.
     5.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     5.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     5.5 Governing Law; Submission to Jurisdiction, Etc. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 5.6. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents or the transactions contemplated hereby or thereby.
     5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(A)	If to the Investor:
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attention: Marc D. Hamburg
Facsimile: (402) 346-3375
with a copy to:
Munger, Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, California 90071

Attention: Robert E. Denham
Facsimile: (213) 687-3702
(B)	If to the Company:
USG Corporation
550 West Adams Street
Chicago, Illinois 60601-3676
Attention: Stanley L. Ferguson
Facsimile: (312) 672-5387
with a copy to:
Jones Day
77 West Wacker
Chicago, Illinois 60601
Attention: Timothy J. Melton
Facsimile: (312) 782-8585
     5.7 Entire Agreement, Etc. This Agreement (including the Annexes hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
     5.8 Certain Defined Terms.
               (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.
               (b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
               (c) “Material Adverse Effect” means, when used in connection with the Company or any of its subsidiaries, a material adverse change, or any development that could reasonably be expected to have a material adverse change, in (i) the financial condition, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (A) any facts, circumstances, events, changes or occurrences generally affecting businesses, industries and markets in which the Company operates, except to the extent that the Company is disproportionately affected thereby or (B) changes in the market price or trading volume of the Common Stock or any other equity or debt securities of the Company (it being understood and agreed that the exception set forth in this clause (B) does not apply to the underlying reason giving rise to or contributing to any such change); or (ii) the ability of the Company timely to consummate the Purchase and the other transactions contemplated by the Transaction Documents.
               (d) “Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 or its other reports and forms filed with the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after January 1, 2008 (the “SEC Reports”) and that are filed prior to the execution and delivery of this Agreement.
               (e) “Transaction Documents” means, collectively, this Agreement, the Notes, Registration Rights Agreement and Indenture, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.
     5.9 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by Investor of any or all of its rights hereunder (including under any other Transaction Document) to any direct or indirect subsidiary of the Investor where the Investor beneficially owns more than 50% of the equity interests (measured by both voting rights and value) (each, a “Permitted Transferee”). The actions of the Investor and/or any Permitted Transferee shall be aggregated for purposes of all thresholds and limitations herein and in the Registration Rights Agreement to the extent (i) the Investor transfers any or all of its rights hereunder to any Permitted Transferee prior to the Closing and/or (ii) the Investor or any Permitted Transferee transfers the Notes to any Permitted Transferee following the Closing.
     5.10 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     5.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor (and any subsidiary of the Investor or Permitted Transferee to which an assignment is made in accordance with this Agreement), any benefits, rights, or remedies.
[Signature page follows.]

          In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

USG CORPORATION
By:	/s/ Richard H. Fleming
	Name:	Richard H. Fleming
	Title:	EVP and CFO

BERKSHIRE HATHAWAY INC.
By:	/s/ Marc D. Hamburg
	Name:	Mark D. Hamburg
	Title:	Senior Vice President

Signature Page — Securities Purchase Agreement